Exhibit 99.1

For further information:
Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Sarah Lewensohn
312-564-3894
slewensohn@theprivatebank.com

For Immediate Release

PrivateBancorp Stockholders Approve All Proposals

CHICAGO, May 24, 2012 — PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that its stockholders have approved all proposals at the 2012 annual meeting.

PrivateBancorp stockholders approved the following proposals:
•	The election of Board members Norman R. Bobbins, James B. Nicholson, and Alejandro Silva
•	The ratification of the appointment of Ernst & Young LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2012
•	A non-binding advisory vote to approve 2011 executive compensation

“For PrivateBancorp, 2011 was a year of progress and possibility,” President and Chief Executive Officer Larry D. Richman told shareholders. “Progress as reflected in our core financial performance and possibility in the continued opportunities we have to expand our business with existing clients and gain market share.

“Our improvement is owed to a focus on both client development and asset quality improvement,” Richman said.  “We believe in our strategy to be a leader of commercial middle market banking and we will continue to focus on our priorities that are aimed at building long-term shareholder value.”

Of the approximately 68.9 million shares eligible to vote as of the March 30, 2012, the record date, approximately 63.5 million votes, or approximately 92.2 percent of the total shares outstanding, were represented at the meeting.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves.  As of March 31, 2012, the Company had 34 offices in 9 states and $12.6 billion in assets.  Our website is www.theprivatebank.com.